EXHIBIT 10.1

SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of March 14, 2006 (the “Effective Date”), by and between POZEN Inc. (the “Company”), with offices located at 1414 Raleigh Road, Suite 400, Chapel Hill, North Carolina, and John R. Plachetka (“Executive”), whose address is 321 Silver Creek Trail, Chapel Hill, North Carolina 27514, and amends and restates in its entirety the Original Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company has employed and wishes to continue to employ Executive in the position of Chairman, President and Chief Executive Officer, and Executive desires to continue in the employment of the Company; and

WHEREAS, the Company and Executive previously entered into an Executive Employment Agreement dated April 1, 1999, as amended and restated on July 25, 2001 (collectively, the “Original Agreement”), and now desire to enter into this Agreement, which replaces and supersedes in its entirety the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. EMPLOYMENT. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to remain in the employ of the Company as Chairman, President and Chief Executive Officer, and to fulfill such duties and responsibilities as are customarily related to such positions in accordance with the standards of the industry and any additional duties as may be reasonably assigned to Executive from time to time by the Board of Directors of the Company (the “Board”).

2. TERM. The term of Executive’s employment hereunder shall commence on the Effective Date and, subject to earlier termination as provided for herein, shall continue for a period of three (3) years from the Effective Date (the “Initial Term”); provided that this Agreement shall be automatically extended on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each such anniversary, a “Renewal Date”) for one additional year (the Initial Term and each such renewal term being hereinafter referred to as the “Term”), unless not later than the date that is six (6) months prior to such Renewal Date, the Company or Executive shall have given written notice of such other party’s intention not to extend this Agreement.

3. EXCLUSIVE SERVICE. Executive agrees to devote Executive’s full time and attention to the performance of Executive’s duties and responsibilities on behalf of the Company and to comply with all policies, standards, rules and regulations of the Company, and all applicable government laws, rules and regulations that are now or hereafter in effect; provided, however, that upon advance written approval from the Board, Executive shall be permitted to serve on the boards of directors of other for-profit or not-for-profit entities so long as Executive’s ability to devote the required time, energies, skills and attention to perform his duties hereunder is not impaired.

4. COMPENSATION. During the Term of this Agreement, Executive’s compensation shall be determined and paid as follows (all subject to any applicable withholdings):

(a) Base Salary. Executive shall receive an annual base salary of no less than $462,000.00, payable in accordance with the Company’s standard payroll practices. Executive shall be eligible for annual increases, based upon performance, which increases, if any, shall be made in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors (each or collectively, the “Committee”), such increases to be effective as of January 1 of each year during the Term.

(b) Bonus. Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) based on performance. Executive’s annual target bonus shall be sixty-five percent (65%) of Executive’s annual base salary with the amount of the actual Annual Bonus anticipated to range between thirty-two and one-half percent (32.5%) and one hundred percent (100%) of Executive’s then-current annual base salary. Executive’s entitlement to such Annual Bonus shall be based in part upon Executive’s achievement of certain performance goals to be mutually agreed upon by the Executive and the Board annually (the “Performance Goals”). The determination of the actual Annual Bonus earned, if any, shall be determined in the discretion of the Committee and shall be based on the Committee’s assessment of Executive’s performance, the achievement of the Performance Goals and other relevant factors as determined by the Committee. Nothing in this Section 4(b) shall be construed as granting or guaranteeing Executive a bonus in any amount. The Annual Bonus will be payable in the year following the year in which it is earned within thirty (30) calendar days after determination of financial or other results relevant to calculating the amount of the Annual Bonus.

(c) Long-Term Incentive Compensation. Each year during the Term, Executive shall be eligible to participate in and to receive annual awards (the “Incentive Award”) under a long-term incentive program with a target value of One Million Seven Hundred Thousand Dollars $1,700,000 for the first year of the Term, subject to annual review by the Committee. The determination of the actual Incentive Award earned, if any, shall be determined in the discretion of the Committee and shall be based on the Committee’s assessment of Executive’s overall performance, the achievement of the Performance Goals and other relevant factors as determined by the Committee. Nothing in this Section 4(c) shall be construed as granting or guaranteeing Executive an Incentive Award in any amount.

(d) Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans and fringe benefits as may be provided by the Company from time to time to other senior executives of the Company on the same basis as other senior executives of the Company are eligible, subject to appropriate premium contributions, benefit elections and provided that Executive meets the eligibility requirements thereof. Executive shall be entitled to such supplemental benefits as may be required to provide Executive with the equivalent benefits paid to such other executives to the extent that any such programs are limited by the maximum amount of compensation that may be taken into account in determining benefits under such programs. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive. In addition, Executive shall be entitled to six (6) weeks of paid vacation.

(e) Life Insurance. During the Term, the Company will use its reasonable best efforts to obtain and pay insurance premiums on the life of Executive, in an amount equal to two times Executive’s then-current annual base salary, through the Company’s group insurance program or otherwise, as the Company shall in its discretion determine, payable to such persons as Executive may, from time to time, designate in writing, or if Executive fails to designate a beneficiary, to the legal representative of Executive’s estate; provided that the Company shall only be obligated to pay the most favorable rate for such coverage. Executive agrees to submit to any physical examination required by any prospective insurer, and will otherwise cooperate with the Company in obtaining and maintaining such life insurance coverage. If the rate charged to the Company for such insurance coverage exceeds the applicable insurance company’s then-current most favorable rate for a person of Executive’s age and gender, Executive shall have the option to pay to the Company the excess premium above the most favorable rate. If Executive does not elect to pay such excess premium, the Company shall only be obligated to purchase an amount of insurance coverage that equals the most favorable rate multiplied by two times Executive’s then-current annual base salary. In the event that Executive does not qualify for any such life insurance, the Company shall pay directly to Executive an amount equal to such premiums that the Company would have paid to any insurance company to obtain such life insurance on an annual basis.

(f) Business Expenses. The Company shall pay or reimburse Executive for all of his out-of-pocket expenses reasonably incurred in the performance of his duties hereunder on behalf of the Company, including, but not limited to, overnight delivery charges, long distance telephone and facsimile charges and travel expenses (including airfare, hotels, car rental expenses and meals), all in accordance with the Company’s expense reimbursement policy. Payment shall be due after the Company’s receipt of Executive’s invoice or expense report therefor in accordance with the Company’s expense reimbursement policies.

(g) Adequate Office Space. The Company shall provide to Executive adequate office space, facilities and administrative support appropriate to Executive’s position.

(h) Disability. The Company will pay Executive as additional compensation an amount equal to the premium costs of an individual long term disability insurance plan. The plan shall provide for a benefit indemnity payment schedule equal to 70% of Executive’s annual Base Salary. The Company shall also pay Executive as additional salary for such long term disability plan an amount sufficient to cover the additional income taxes owed on such compensation payments.

(i) Estate Planning and Similar Costs. During the term of this Agreement, the Company will reimburse Executive for legal fees and expenses incurred by Executive in connection with (A) estate and tax planning, and other legal expenses incurred by Executive, specifically including those associated with this Agreement, up to a maximum of $30,000 per calendar year, and (B) the establishment and administration of a Rule 10b5-1 securities selling program, up to a maximum of $15,000 per calendar year.

With respect to each of the items of benefit listed in this Section 4 and any vesting or other criteria for eligibility applicable thereto, Executive shall be credited with length of service beginning as of the initial date of his employment by the Company, except as otherwise required by law.

5. TERMINATION.

(a) For Cause by the Company. During the Term, the Company may terminate Executive’s employment under this Agreement at any time for “Cause,” and Executive shall thereafter be entitled to no compensation or benefits under this Agreement or otherwise, except as provided in Section 6(a) hereof. For purposes of this Agreement, “Cause” shall be determined by the Board and shall mean:

(i) Executive’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Executive is charged, other than unintentional motor vehicle felonies or routine traffic citations;

(ii) Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by Executive, that is materially detrimental to the reputation, business and/or operations of the Company;

(iii) Executive’s repeated failure or refusal to perform his reasonably-assigned duties (consistent with past practice of the Company) under this Agreement (other than due to his incapacity due to illness or injury), provided that such repeated failure or refusal is not corrected as promptly as practicable, and in any event within thirty (30) calendar days after Executive shall have received written notice from the Company stating the nature of such failure or refusal;

(iv) Executive’s failure to comply with the Company’s policies or the directives of the Board; and/or

(v) Executive’s violation of any of his obligations under this Agreement or contained in the Nondisclosure, Inventions and Non-Competition Agreement described in Section 8 below and attached as Exhibit A hereto.

(b) Termination Without Cause by the Company. During the Term, the Company may terminate Executive’s employment under this Agreement at any time and for any reason without Cause by giving Executive written notice no less than ninety (90) calendar days in advance of the effective date of such termination. If the Company terminates Executive’s employment pursuant to the provisions of this Section 5(b), Executive shall receive the compensation and benefits described in Sections 6(a) and 6(b) hereof.

(c) Termination Without Good Reason by Executive. During the Term, Executive may voluntarily terminate his employment by giving the Company written notice no less than ninety (90) calendar days in advance of the effective date of such termination. If Executive voluntarily terminates his employment pursuant to the provisions of this Section 5(c), Executive shall thereafter be entitled to no further compensation or benefits under this Agreement or otherwise, except as provided in Section 6(a) hereof.

(d) Termination for Good Reason by Executive. During the Term, Executive may terminate his employment under this Agreement at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” means:

(i) Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities of Executive, provided such change or diminution continues uncorrected for a period of thirty (30) calendar days after the Company shall have received written notice from Executive stating the nature of such change or diminution;

(ii) The occurrence of a Change of Control (as defined below), subject to the limitations set forth in Section 6(b), and provided that within sixty (60) calendar days after such occurrence or the date Executive is notified thereof, whichever is later, Executive gives the Company written notice of Executive’s intention to terminate his employment on an effective termination date that is no less than ninety (90) calendar days after the date of such notice;

(iii) A failure of the Company to pay or provide Executive with any of the following compensation or benefits that have become due and payable to Executive: (A) Base Salary, (B) Annual Bonus, if awarded by the Committee, (C) other compensation (including restricted stock and/or stock option awards), if awarded by the Committee, (D) benefits or (E) reimbursements (unless there is a good faith dispute over reimbursement of expenses), where any such compensation or benefits are not paid or provided to Executive within thirty (30) calendar days after Executive has given the Company written notice of demand therefor (provided such amounts are then due and payable);

(iv) A reduction in Executive’s then Base Salary or a material reduction of any material employee benefit or perquisite enjoyed by him (other than as consented to by Executive or as part of an across-the-board change or reduction applicable to all senior executives of the Company);

(v) Failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any purchaser of all or substantially all of the assets of the Company within fifteen (15) calendar days after a sale or transfer of such assets;

(vi) Failure of Executive to be elected as a director of the Company during the Term of this Agreement or his removal from such position during such Term unless such removal or failure to elect occurs following a Change of Control (as defined below); and/or

(vii) A relocation of Executive’s office location, as assigned to him by the Company, to a location more than fifty (50) miles from the current location of the Company in Chapel Hill, North Carolina. In the event that Executive elects not to terminate his employment under this Subsection 5(d)(vii), the Company shall promptly reimburse Executive for the reasonable expenses he incurs in relocating from his then-current location to the location of his new office, including, without limitation, all moving expenses, reasonable legal expenses and commissions associated with selling his primary residence and all closing costs relating to his acquisition of a residence in the area of his new office.

In the event Executive terminates employment with the Company pursuant to the provisions of this Section 5(d), Executive shall receive the compensation and benefits described in Sections 6(a) and 6(b) hereof.

(e) Termination for Disability or Death. During the Term, Executive’s employment may be terminated by either party in the event Executive suffers a physical or mental disability (as defined below), as determined in the reasonable opinion of a medical doctor selected by the agreement of the Company and Executive. In the event that the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. To the extent that the expenses associated with any such medical determination are not covered by medical insurance, the Company shall bear all such costs. Executive will be deemed to suffer a disability if Executive is unable, due to a physical or mental disability, to perform the essential functions of his job, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days or one hundred eighty (180) nonconsecutive calendar days during any three hundred sixty (360) calendar day period. If Executive is terminated because of a disability under this Section 5(e), he shall be entitled to such benefits as are generally available under the Company’s disability insurance policies, if any, and any additional coverage required pursuant to Section 4(h). If Executive dies or is terminated due to a disability under this Section 5(e), Executive or his estate shall be entitled to only the compensation and benefits described in Section 6(a) and 6(e) hereof.

(f) Termination Upon Non-Renewal of Agreement. This Agreement may also be terminated by either party at the end of a Term as provided under Section 2 hereof. If Executive’s employment is terminated pursuant to the terms of this Section 5(f), then Executive shall be entitled to the compensation and benefits set forth in Section 6(f).

(g) Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred as of the first day any one or more of the following shall have occurred:

(i) If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(ii) Upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

6. PAYMENT OBLIGATIONS UPON TERMINATION.

(a) Accrued Compensation and Benefits. Upon termination of Executive’s employment by either party for any reason, Executive (or his heirs, successors, personal representatives or assigns) will receive from the Company: (i) payment for any accrued, unpaid Base Salary through the termination date; (ii) payment for any accrued, unpaid vacation time through the termination date; (iii) reimbursement for any unreimbursed expenses in accordance with the Company’s policies; and (iv) participation in any Company benefit plans or programs through the termination date.

(b) Termination by the Company Without Cause or by Executive for Good Reason. In addition to the compensation and benefits described in Section 6(a) hereof, if the Company terminates Executive’s employment without Cause during the Term (other than due to Executive’s death or disability) or if Executive terminates his employment for Good Reason (except pursuant to Section 5(d)(ii)), and provided that Executive executes and does not revoke a general release in a form acceptable to the Company (the “Release”), the Company will provide the following severance benefits to Executive:

(i) The Company will make a lump sum payment equal to two (2) times the average of the Annual Bonuses actually awarded to Executive over the previous two years, less any required taxes and withholdings, payable within sixty (60) calendar days of the termination date;

(ii) The Company will continue paying Executive his annual Base Salary at the rate in effect on the termination date, less any required taxes and withholdings, for a period of twenty-four (24) months after the termination date. Such Base Salary shall be paid, subject to Section 6(g), on the fifth business day of each month commencing on the month immediately following the eighth day after Executive executes and does not revoke the Release;

(iii) The Company will continue Executive’s participation in the Company’s health benefits at the same level as in effect on the termination date for a period of eighteen (18) months after the termination date or until Executive is eligible for equivalent health benefits from another employer, whichever is sooner. If the Company’s health benefit plans or programs do not allow for Executive’s continued participation in such plans or programs after termination of employment, the Company agrees to reimburse Executive for continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); provided, however, that such reimbursement will be conditioned upon Executive’s timely election of continued coverage under COBRA; and

(iv) Executive will be entitled to twelve (12) months acceleration of the vesting of all shares subject to any stock option, such that all options will be exercisable and vested on Executive’s termination date as if Executive’s termination date were twelve (12) months later. After giving effect to the acceleration provided for in the preceding sentence, any unvested shares will be forfeited as of the termination date.

Notwithstanding the foregoing, if Executive terminates his employment for Good Reason pursuant to Section 5(d)(ii), then Executive shall be entitled to the compensation and benefits described in Section 6(a) hereof and, provided that Executive executes and does not revoke the Release, all of the benefits specified in Section 6(b) except that (i) he shall only be entitled to a lump sum payment equal to one (1) times the average of the Annual Bonus actually awarded to Executive over the previous two years and (ii) the Company shall continue paying his annual Base Salary at the rate in effect on the termination date (less any required taxes and withholdings) for a period of twelve (12) months after the termination date, such Base Salary to be paid, subject to Section 6(g), on the fifth business day of each month commencing on the month immediately following the eighth day after Executive executes and does not revoke the Release.

(c) Termination by the Company for Cause. If the Company terminates Executive’s employment for Cause, Executive will be entitled to only the compensation and benefits described in Section 6(a) hereof and no further compensation or benefits. All then unvested options to purchase the Company’s stock and any restricted stock or other awards that remain unvested will be forfeited immediately.

(d) Termination by Executive Without Good Reason. If Executive terminates employment with the Company without Good Reason during the Term, Executive will be entitled to the compensation and benefits described in Section 6(a) hereof. All then unvested options to purchase the Company’s stock and any restricted stock or other awards that remain unvested will be forfeited immediately.

(e) Termination Due to Death or Disability. If Executive’s employment is terminated due to death or disability during the Term, Executive will be entitled to the compensation and benefits described in Section 6(a) hereof, and provided Executive or his heirs execute the Release, Executive will be entitled to receive a pro-rata share of the average of the Annual Bonuses paid to Executive during the two immediately preceding years. All then unvested options to purchase the Company’s stock and any restricted stock or other awards that remain unvested will be forfeited immediately.

(f) Termination Due to Non-Renewal. If Executive’s employment is terminated by either party at the end of a Term not following a Change of Control pursuant to Section 5(f) hereof, then Executive shall only be entitled to the compensation and benefits described in Section 6(a) hereof. All then unvested options to purchase the Company’s stock and any restricted stock or other awards that remain unvested will be forfeited immediately. Notwithstanding the foregoing, if within twenty-four (24) months following a Change of Control, Executive’s employment is terminated by the Company at the end of a Term pursuant to Section 5(f), and provided that Executive executes and does not revoke the Release, Executive shall be entitled to the compensation and benefits described in Sections 6(a) and 6(b) hereof.

(g) Excise Tax. Notwithstanding the foregoing provisions of this Section 6, if and to the extent required in order to avoid the imposition on Executive of any excise tax under Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of any severance or other payments under this Section 5 shall not commence until, and shall be made on, the first business day after the date that is six (6) months following the date of Executive’s termination of employment, and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following Executive’s termination date.

(h) No Mitigation or Offset. In the event of any termination of employment under Section 5, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain or other service that he may provide, except as provided in Subsection 6(b)(iii) hereof.

7. EXCISE TAX GROSS-UP.

(a) Definitions. For purposes of this Section 7, the following terms shall have the meanings set forth below:

(i) “Excise Tax” shall mean the Excise Tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with the respect to such Excise Tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm (as defined below) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change of Control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(b) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (“Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalty imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that if the aggregate Parachute Value of all Payments does not exceed 115% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the Payments which are cash and thereafter the noncash Payments, unless Executive shall elect another method of reduction by written notice to the Company prior to the Change of Control

(c) Subject to the provisions of Section 7(e), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company immediately prior to the Change of Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). Any determination by the Accounting Firm shall be binding upon the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(d) Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Executive as and when the Excise Tax is incurred on a Payment. The Gross-Up Payment shall be paid in accordance with Code Section 409A, to the extent applicable. If required in order to comply with Code Section 409A, (i) the Gross-Up Payment attributable to Payments other than severance compensation and benefits described in Section 5 shall be paid in a lump sum payment upon the closing of the Change of Control, and (ii) the Gross-Up Payment attributable to severance compensation and benefits shall be paid in a lump sum payment on the first day on which severance compensation is paid pursuant to Section 5. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(e) and Executive thereafter is required to make a Payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(e) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the Payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any Payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order to effectively contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax (including interest or penalties with respect thereto) imposed with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f) Notwithstanding any other provision of this Section 7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

8. NON-DISCLOSURE, INVENTIONS AND NON-COMPETITION. Executive shall continue to be bound by the terms of the Nondisclosure, Inventions and Non-competition Agreement dated July 25, 2001 attached hereto as Exhibit A and incorporated herein by reference.

9. INDEMNIFICATION.

(a) General Indemnification Provisions. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board, or if greater, by the laws of the State of Delaware, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, successors, personal representatives, assigns, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) Insurance Coverage. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its other directors and executive officers.

10. NOTICES. Any notice required to be given shall be in writing personally delivered by certified mail or registered mail or by facsimile (receipt confirmed) to the address last shown in the Company’s records.

11. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provision (or remaining part thereof).

12. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of North Carolina, without reference to the choice of law provisions of such laws.

13. ENTIRE AGREEMENT. This Agreement, together with the Nondisclosure, Inventions and Non-Competition Agreement described in Section 8 above (the “Nondisclosure Agreement”), contains the entire agreement of the parties relating to the subject matter hereof and supersedes all previous agreements between the parties with respect to the subject matter hereof, including without limitation the Original Agreement (but excluding the Nondisclosure Agreement, which shall remain in full force and effect), and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

14. BENEFIT. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or other entity with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.

15. INJUNCTIVE RELIEF. Executive understands and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under this Agreement and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Executive, or by Executive’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Executive; provided such injunction shall not affect Executive’s ownership rights in the Company or compensation earned or due Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement and affixed their seals as of the day and year first above written.

EMPLOYER:

POZEN INC.

By:	/s/ Ted G. Wood
Name:	Ted G. Wood
Title:	Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE:

/s/ John R. Plachetka
John R. Plachetka

EXHIBIT A

NON-DISCLOSURE, INVENTION AND NON-COMPETITION AGREEMENT

THIS NON-DISCLOSURE, INVENTION AND NON-COMPETITION AGREEMENT (the “Agreement”) is effective for all purposes and in all respects, by and between POZEN Inc., a Delaware corporation (hereinafter referred to as “Employer”), and John R. Plachetka, Pharm.D. (hereinafter referred to as “Employee”).

WHEREAS, Employer is about to employ Employee in a position of trust and confidence to aid Employer in its business; and

WHEREAS, Employer desires to receive from Employee a covenant not to disclose certain information relating to Employer’s business and certain other covenants; and

WHEREAS, as a material inducement to Employer to employ Employee and to pay to Employee compensation for such services, Employee has agreed to such covenants; and

WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Disclosure of Information. Employee acknowledges that, in and as a result of his employment by Employer, he will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value, including, without limitation, Employer’s trade secrets, products, systems, programs, procedures, manuals, guides (as periodically updated or supplemented), confidential reports and communications (including, without limitation, customer site information, technical information on the performance and reliability of Employer’s products and the development or acquisition of future products or product enhancements by Employer) and lists of customers, as well as the nature and type of the services rendered by Employer and the fees paid by Employer’s customers. Employee further acknowledges that any information and materials received by Employer from third parties in confidence (or subject to non-disclosure covenants) shall be deemed to be and shall be confidential information within the meaning of this Section 1. As a material inducement to Employer to employ Employee and to pay to Employee compensation for such services to be rendered to Employer by Employee (it being understood and agreed by the parties hereto that such compensation shall also be paid and received in consideration hereof), Employee covenants and agrees that he shall not, except with the prior written consent of the Board of Directors of Employer, at any time during or following the term of his employment with Employer, directly or indirectly, divulge, reveal, report, publish, transfer or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him as a result of his employment with Employer, including, without limitation, any Proprietary Information, as defined in Section 2 hereof; Employee agrees further that upon termination of his employment with Employer for any reason, he shall sign the Employee Termination Statement, a form of which is attached hereto. The aforementioned obligation of confidentiality and non-disclosure shall not apply when:

(a) Public Domain. The information disclosed to Employee was in the public domain at the time of disclosure, or at any time after disclosure has become a part of the public domain by publication or otherwise through sources other than Employee, directly or indirectly, and without fault on the part of Employee in failing to keep such information confidential; or

(b) Requirement of Law or Order. Disclosure is required by law or court order, provided Employee gives Employer prior written notice of any such disclosure; or

(c) Agreement. Disclosure is made with the prior written agreement of the Board of Directors of Employer; or

(d) Prior Information. The information is encompassed by the ideas and inventions listed on Schedule A hereto or was in Employee’s possession at the time of disclosure, as shown by written records in existence prior to such time, and such information has not been transferred to Employer, and was not acquired, directly or indirectly, from the Employer; or

(e) Third Party Disclosure. The information is lawfully disclosed to Employee after the termination of his employment by a third party who is under no obligation of confidentiality to Employer with respect to such information; or

(f) Independently Developed. Such information is independently developed by Employee subsequent to the termination of his active participation in the business of Employer, as demonstrated by written records of Employee which are contemporaneously maintained.

2. Definition of Proprietary Information. For purposes of this Agreement, the term “Proprietary Information” shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) which Employee receives, receives access to, conceives of or develops, in whole or in part, as a direct or indirect result of his employment with Employer, in the course of his employment with Employer (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, engineering or otherwise) or through the use of any of Employer’s facilities or resources:

(i) Manufactured products, assembled or unassembled, and any related goods or systems and any and all future products, software or systems developed or derived therefrom;

(ii) With respect to the items described in Section 2(i) above, all hardware and software relating to design or manufacture; all source and object codes to such hardware and software; all specifications, design concepts, documents and manuals; all security systems relating to the product or procedures, including, without limitation, software security systems;

(iii) Trade secrets, production processes, marketing techniques, mailing lists, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, customer data, customer site information and other materials or information relating to the manner in which Employer does business;

(iv) Discoveries, concepts and ideas, whether or not patentable or protectable by copyright, including, without limitation, the nature and results of research and development activities, technical information on product or program performance and reliability, processes, formulas, techniques, “know-how”, source codes, object codes, designs, drawings and specifications;

(v) Any other material or information related to the business or activities of Employer which is not generally known to others engaged in similar businesses or activities;

(vi) Any other material or information that has been created, discovered or developed, or otherwise becomes known to Employer which has commercial value in the business in which Employer is engaged; and

(vii) All ideas which are derived from or relate to Employee’s access to or knowledge of any of the above-enumerated materials and information.

Failure to mark any of the Proprietary Information as confidential shall not affect its status as part of the Proprietary Information under the terms of this Agreement.

3. Ownership of Information.

(i) Employee hereby assigns to Employer all of Employee’s right, title and interest in any idea (whether or not patentable or protectable by copyright), product, invention, discovery, computer software program or other computer-related equipment or technology, conceived or developed in whole or in part, or in which Employee may have aided in its development, while employed by Employer, including, without limitation, any Proprietary Information. If any one or more of the aforementioned are deemed in any way to fall within the definition of “work made for hire”, as such term is defined in 17 U.S.C. § 101, such work shall be considered “work made for hire”, the copyright of which shall be owned solely, completely and exclusively by Employer. If any of the aforementioned are considered to be work not included in the categories of work covered by the “work made for hire” definition contained in 17 U.S.C. § 101, such work shall be owned solely by, or assigned or transferred completely and exclusively to, Employer. Employee agrees to execute any instruments and to do all other things reasonably requested by Employer (both during and after Employee’s employment with Employer) in order to more fully vest in Employer all ownership rights in those items thereby transferred by Employee to Employer. Employee further agrees to disclose immediately to

Employer all Proprietary Information conceived of or developed in whole or in part by him during the term of his employment with Employer and to assign to Employer any right, title or interest he may have in such Proprietary Information.

(ii) Employee hereby represents and warrants that Employee has fully disclosed to Employer on Schedule A hereto any idea, invention, product, improvement, computer software program or other equipment or technology related to therapeutic pharmaceuticals (an “Invention”) not covered in Section 3(i) above which, prior to his employment with Employer, Employee conceived of or developed, wholly or in part, and in which Employee has any right, title or proprietary interest and which directly relate to Employer’s business, but which has not been published or filed with the United States Patent or Copyright Offices or assigned or transferred to Employer. If there is no such list of Schedule A, Employee represents that Employee has made no such Inventions at the time of signing this Agreement or Employee hereby assigns such Inventions to Employer.

(iii) Notwithstanding anything in this Agreement to the contrary, the obligation of Employee to assign or offer to assign his rights in an Invention to Employer shall not extend or apply to an Invention that Employee developed entirely on his own time without using Employer’s equipment, supplies, facility or trade secret information unless such Invention (a) relates to Employer’s business or actual or demonstrably anticipated research or development, or (b) results from any work performed by Employee for Employer. Employee shall bear the burden of proof in establishing that his Invention qualifies for exclusion under this Section 3(iii). With respect to Section 3(iii), it is agreed and acknowledged that during Employee’s employment, Employer may enter other lines of business, which are related or unrelated to its current lines of business, in which case this Agreement would be expanded to cover such new lines of business.

4. Injunctive Relief. Employee understands and agrees that Employer will suffer irreparable harm in the event that Employee breaches any of his obligations under this Agreement and that monetary damages will be inadequate to compensate Employer for such breach. Accordingly, Employee agrees that, in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employer, in addition to and not in limitation of any other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Employee, or any of employee’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

5. Records. All notes, data, tapes, reference materials, sketches, drawings, memoranda, models and records in any way relating to any of the information referred to in Sections 1, 2 and 3 hereof (including, without limitation, any Proprietary Information) or to Employer’s business shall belong exclusively to Employer, and Employee agrees to turn over to Employer all such materials and all copies of such materials in his possession or then under his control at the request of Employer or, in the absence of such a request, upon the termination of Employee’s employment with Employer.

6. Accounting for Profits. Employee covenants and agrees that, if he shall violate any of his covenants or agreements under this Agreement, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Employer is or may be entitled at law, in equity or under this Agreement.

7. Covenant Not to Compete. It is recognized and understood by the parties hereto that Employee, through Employee’s association with Employer as an employee, shall acquire a considerable amount of knowledge and goodwill with respect to the business of Employer, which knowledge and goodwill are extremely valuable to Employer and which would be extremely detrimental to Employer if used by Employee to compete with Employer. It is, therefore, understood and agreed by the parties hereto that, because of the nature of the business of Employer, it is necessary to afford fair protection to Employer from such competition by Employee. Consequently, as a material inducement to employ Employee in the aforementioned positions, Employee covenants and agrees to the following:

(a) Except as otherwise approved in writing by Employer, Employee agrees:

(i) that Employee will not, directly or indirectly, with or through any family member or former director, officer or employee of Employer, or acting along or as a member of a partnership or as an officer, holder of or investor in as much as 5% of any security of any class, director, employee, consultant or representative of any corporation or other business entity:

(1) at any time while engaged as an employee of Employer and for a period of two (2) years following termination as an employee, interfere with, or seek to interfere with, the relationship between Employer or any affiliate of Employer and the following: (a) any of the employees of such entities; (b) any of the customers of such entities then existing or existing at any time within three (3) years prior to termination of Employee’s employment by Employer; or (c) any of the suppliers of such entities then existing or existing at any time within three (3) years prior to termination of Employee’s employment by Employer.

(b) The parties hereto agree that in the event that either the length of time or the geographic area set forth in paragraph (a) is deemed too restrictive in any court proceeding, that the court may reduce such restrictions to those which it deems reasonable under the circumstances.

(c) Employee agrees and acknowledges that Employer does not have any adequate remedy at law for the breach or threatened breach by him of this covenant and agrees that Employer may in addition to the other remedies which may be available to it under this Agreement, file a suit in equity to enjoin Employee from such breach or threatened breach.

8. Reasonableness of Restrictions.

(a) Employee has carefully read and considered the provisions of Sections 1 through 7 hereof and, having done so, agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of Employer, its officers, directors, stockholders and employees.

(b) In the event that, notwithstanding the foregoing, any part of the covenants set forth in Sections 1 through 7 hereof shall be held to be invalid and unenforceable, the court so deciding may reduce or limit the terms of such provision to allow such provision to be enforced.

9. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, Employer and Employee, and their respective heirs, personal and legal representatives, and, in the case of Employer, its successors and assigns.

10. Governing Law. In view of the fact that the principal office of Employer is located in the State of North Carolina, it is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of North Carolina.

11. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of the other provisions hereof.

12. Employer. As used herein, the term “Employer” shall also include any corporation which is at any time the parent or a subsidiary of Employer, or any corporation or entity which is an affiliate of Employer by virtue of common (although not identical) ownership, and for which Employee is providing services in any form during his employment with Employer or any such other corporation or entity.

13. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Employee, to his address as shown on Employer’s records, and in the case of Employer, to its principal office in the State of North Carolina.

14. Entire Agreement. This Agreement contains the entire agreement and understandings by and between Employer and Employee with respect to the covenants herein described, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. Nothing contained in this Agreement shall be deemed or construed to constitute an agreement by Employer to employ or continue to employ Employee. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time nor will it be deemed a valid waiver of such provision at any other time.

15. Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

16. Effective Date. This Agreement shall be effective as of the date July 25, 2001.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the day and year first above written.

EMPLOYER:

POZEN Inc.

/s/ John E. Barnhardt
Name:	John E. Barnhardt
Title:	Vice President, Finance and Administration

EMPLOYEE:

/s/ John R. Plachetka, Pharm.D.

SCHEDULE A

Inventions, Ideas, Products, Etc. Not Covered in Section 3(i) of the Agreement

[Note: If Employee has no such items to disclose, write “NONE” on this line:     NONE            .]

EMPLOYEE TERMINATION STATEMENT

1. I am cognizant of my legal obligations, as stated in that certain Non-Disclosure, Invention and Non-Competition Agreement, dated                 ,         , which I signed at the commencement of my employment with respect to confidential information of POZEN Inc. (the “Company”), and hereby specifically reaffirm all of the provisions stated therein.

2. I understand that my obligation not to use or disclose Company confidential information remains in effect after the termination of my employment with the Company and that if, at any time in the future, I wish to utilize, disclose or publish any Company confidential information, or if I should be in doubt as to whether any such information may be confidential to the Company, I will, prior to such use or disclosure, obtain the written consent of the Company to do so. I further understand that such consent may be refused where Company confidential information is involved.

3. I understand that, to the extent permitted by law, any idea, invention, discovery, computer software program or other computer-related equipment or technology, conceived or developed by me in whole or in part, or in which I may have aided in its development during my employment with the Company, belongs exclusively to the Company. I hereby certify that I have made full disclosure in writing to the Company or have discussed with my supervisor at the Company all of such ideas, inventions, discoveries, computer programs and computer-related equipment or technology. I further understand that I still have an obligation subsequent to termination of my employment with the Company to execute such papers as the Company may reasonably request to more fully vest in the Company all ownership rights in the items referenced in this paragraph.

4. I hereby certify that all materials related directly or indirectly to my employment with the Company and all copies thereof, have been returned to my supervisor at the Company. I further certify that no computer listings, programs, object codes, source codes, product development guides, flow-charts or other documents owned by the Company or provided to or used by me in connection with my employment at the Company, whether in machine-readable form or otherwise, have been retained by me or given to any other third person or entity in anticipation of my employment termination or for any other reason, and further certify that none of the aforementioned will be removed from the Company’s premises by me.

ACCEPTED:

POZEN Inc.

By:

Date	Date